Exhibit 10.1

WESTERN NATIONAL BANK

508 WEST WALL STREET, SUITE 1100

MIDLAND, TEXAS

79701

June 2, 2013,

but effective as of June 1, 2013

Dawson Geophysical Company

508 West Wall Street, Suite 800

Midland, Texas 79701

Attention:         Stephen C. Jumper, President

RE:	Renewal and Extension of an Existing Revolving Line of Credit Loan and Confirmation of Existing Multiple Advance Term Loan and Existing Term Loan.

Gentlemen:

Pursuant to the terms of prior loan agreements, the most recent of which is dated as of May 11, 2012 (the “Existing Loan Agreement”), WESTERN NATIONAL BANK, a national banking association (alternatively, “Western”, the “Bank”, or the “Lender”) has agreed to advance to DAWSON GEOPHYSICAL COMPANY, a Texas corporation (alternatively, “Dawson Geophysical” or the “Borrower”), the following loans: (a) a revolving line of credit loan in the original principal amount of Twenty Million and No/Dollars ($20,000,000.00) (the “Existing Revolver Loan”); (b) a term loan in the original principal amount of Sixteen Million Four Hundred Twenty-Six Thousand Six Hundred Eighty and Six/100 Dollars ($16,426,680.06) (the “First Term Loan”); and (c) a multiple advance term loan in the original principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00) (the “Second Term Loan”). The Revolver Loan, the Existing First Term Loan, and the Existing Second Term Loan are collectively referred to herein as the “Existing Loans”.

The Existing Revolver Loan is evidenced by that certain Revolving Line of Credit Note, also dated as of June 2, 2011, in the original principal amount of Twenty Million and No/100 Dollars ($20,000,000.00), executed by the Borrower, as Maker, in favor of the Bank, as Payee (the “Existing Revolver Note”). The First Term Loan is evidenced by that certain Term Note, dated as of June 30, 2011, in the original principal amount of Sixteen Million Four Hundred Twenty-Six Thousand Six Hundred Eighty and Six/100 Dollars ($16,426,680.06), executed by the Borrower, as Maker, in favor of Western, as Payee (the “First Term Note”). The Second Term

Loan is evidenced by that certain Multiple Advance Term Note, dated as of May 11, 2012, in the original principal amount of Fifteen Million and No/100 Dollars ($15,000,000.00), executed by the Borrower, as Maker, in favor of Western, as Payee (the “Second Term Note”). The Existing Revolver Note, the First Term Note, and the Second Term Note are collectively referred to herein as the “Existing Notes”.

The Borrower secured its performance under the Existing Loan Agreement and the Existing Notes by executing that certain Security Agreement, also dated as of May 11, 2012, under which it granted to the Bank a security interest in all of its Accounts, Equipment, and other items of collateral defined and described therein (the “Existing Security Agreement”). The Borrower authorized the Bank to perfect the security interest created under the Existing Security Agreement by filing a financing statement (the “Existing Financing Statement”). The Existing Financing Statement, the Existing Security Agreement, and any other instruments executed or filed to secure collateral in support of Borrower’s performance are collectively referred to as the “Existing Security Instruments.”

In addition to its continuing obligations under the First Term Loan and the Second Term Loan, which Borrower acknowledges continue to be outstanding and owing to the Bank, the Borrower has now requested that the Bank renew and extend the Existing Revolver Loan into a new revolving line of credit loan, in the original principal amount of Twenty Million and No/100 Dollars ($20,000,000.00) (the “Revolver Loan”). The Revolver Loan, First Term Loan, and the Second Term Loan are collectively referred to herein as the “Loans”.

The Revolver Loan will be evidenced by a Revolving Line of Credit Note, dated of even date herewith, in the original principal amount of Twenty Million and No/100 Dollars ($20,000,000.00), to be executed by the Borrower, as Maker, in favor of the Bank, as Payee (the “Revolver Note”). The Revolver Note, First Term Note, and the Second Term Note are collectively referred to herein as the “Notes”.

The Borrower will collateralize its performance under the Notes by executing a Security Agreement, of even date herewith, covering all of its Accounts, Equipment, and other items of collateral described therein (the “Security Agreement”). The Borrower specifically authorizes the Bank to perfect the security interest granted under the Security Agreement by filing one or more financing statements, or amendments to the Existing Financing Statement (in either case, collectively, the “Financing Statement”). The Security Agreement and the Financing Statement are collectively referred to herein as the “Security Instruments.” This letter loan agreement (the “Agreement”), the Notes, the Security Instruments, and any other documents executed simultaneously herewith are collectively referred to as the “Loan Documents”.

In addition to the First Term Loan and the Second Term Loan, which the Bank and the Borrower acknowledge continue to be valid and subsisting, and for which the Borrower expressly acknowledges that it will continue to be obligated, Western hereby agrees to renew and extend the Existing Revolver Note into the Revolver Note. In consideration of the Bank’s agreement to renew and extend the Existing Revolver Note into the Revolver Note, and to maintain in place the First Term Loan and the Second Term Loan, Borrower has agreed to execute this Agreement, the Revolver Note, the Security Agreement, and any other documents, as applicable and required by the Bank. In addition to Borrower’s execution of the Loan Documents, the Bank’s obligation to advance the Revolver Loan to the Borrower shall be further subject to the fulfillment of the following terms and conditions of this letter loan agreement (the “Agreement”):

I.	TERMS

Agreement

This Agreement, dated as of June 2, 2013, but effective as of June 1, 2013, and any extensions, renewals, or modifications hereof.

Borrower

Dawson Geophysical Company

Bank

Western National Bank

Commitment

The lesser of the following amounts: (a) the combined face amounts of the Notes; or (b) the sum of the outstanding principal balance due at any time under the First Term Loan and the Second Term Loan, and the “Borrowing Base” (as that term is defined below) then in effect for the Revolver Loan.

Rate

From June 1, 2013 through June 30 2013, interest under the Notes shall accrue at an annual rate equal to four percent (4.0%). Beginning as of July 1, 2013, interest under the Notes shall accrue at an annual rate equal to either: (a) the 30-day London Interbank Offered Rate (“LIBOR”), plus two and one-quarter percentage points (2.25%), or (b) at an annual rate equal to the “Prime Rate”, as defined below, less three-quarters of one percent (.75%) (the “Prime Rate Index”), as the Borrower shall choose monthly by notifying the Bank in writing, via facsimile or e-mail, by the last day of each month, with each change to be effective as of the first day of the following month; provided that such interest rate shall not exceed the “Highest Lawful Rate”, as defined in the Notes, or be less than four percent (4.0%). Should Borrower fail to notify Bank of its election of interest rate for any given month, the interest rate shall remain at the interest rate index chosen by Borrower for the month immediately preceeding.

For purposes of this Agreement, the “Prime Rate” shall be defined as that rate established as the prime rate in the money rate table of The Wall Street Journal, a Dow Jones publication, as of each “Business Day”, as defined below (and for holidays or weekends, the Prime Rate shall be the prime rate published in that money rate table of The Wall Street Journal, as of the close of business on the most recent Business Day immediately preceding such weekend or holiday). Without notice to the Borrower or any other person, the Prime Rate may change from time to time pursuant to the preceding sentence, with the effective date of each change to be the effective date reflected in the money rate table of The Wall Street Journal. The Prime Rate is a reference rate only and does not necessarily represent the lowest or best rate actually charged to any customer. The Bank may make commercial loans or other loans at rates of interest at, above, or below the Prime Rate.

In addition to the definition of “Prime Rate”, as defined above, the term “LIBOR” shall mean, with respect to each Interest Period, as defined below, the rate established as the 30-day LIBOR in the money rate table of The Wall Street Journal, a Dow Jones publication, as of each Business Day, as defined below (and for holidays or weekends, LIBOR shall be the 30-day LIBOR published in that money rate table of The Wall Street Journal, as of the close of business on the most recent Business Day immediately preceding such weekend or holiday). Without notice to the Borrower or any other person, LIBOR may change from time to time pursuant to the preceding sentence, with the effective date of each change to be the effective date reflected in the money rate table of The Wall Street Journal. Each change in LIBOR to be charged on the Notes will become effective without notice on the commencement of each Interest Period based upon the Index then in effect. “Interest Period” means each consecutive one month period (the next of which shall commence on June 1, 2012), effective as of the first day of each Interest Period and ending on the last day of each Interest Period; provided that if any Interest Period is scheduled to end on a date for which there is no numerical equivalent to the date on which the Interest Period commenced, then it shall end instead on the last day of such calendar month.

The term “Business Day” shall mean any day other than a Saturday, Sunday or legal holiday for commercial banks under the laws of the State of Texas.

Security

The Loans shall be secured by the Security Instruments, under which the Borrower grants against its Accounts and Equipment, as those terms are defined under the Uniform Commercial Code of the State of Texas.

Structure

Under the First Term Note, funds will be available until June 30, 2014, the maturity date of the First Term Loan. Under the Second Term Note, funds will be available until May 2, 2015, the maturity date of the Second Term Loan. Under the Revolver Note, funds will be available on a revolving basis through June 2, 2015, the maturity date of the Revolver Loan (the “Revolving Period”). During the Revolving Period, the Borrower may borrow, repay, and re-borrow funds as long as the aggregate amount (including outstanding letters of credit) does not exceed the Commitment.

Borrowing Base

At any time, and from time to time, the amounts outstanding under the Revolver Note shall not exceed the lesser of: (a) the face amount of the Revolver Note; or (b) the Borrowing Base, as determined from time to time by the Bank, acting in its sole and unlimited discretion. As used in this Agreement, the term “Borrowing Base” shall mean an amount equal to eighty percent (80%) of Borrower’s Eligible Accounts.

For the purposes of this Agreement, the term “Eligible Account” shall mean an account receivable of the Borrower (net of any credit balance, trade discount, or unbilled amount or retention) that is contractually due, for which each of the following statements is accurate and complete (and the Borrower, by including such Account in any computation of the Borrowing Base, shall be deemed to represent and warrant to the Bank the accuracy and completeness of such statements):

a.	Said account receivable is a binding and valid obligation of the obligor thereon, in full force and effect, and enforceable in accordance with its terms;

b.	Said account receivable is genuine, in all respects, as appearing on its face as represented in the books and records of Borrower, and all information set forth therein is true and correct;

c.	Said account receivable is free of all default of any party thereto, counterclaims, offsets, and defenses, and from any rescission, cancellation, or avoidance, and all right thereof, whether by operation of law or otherwise;

d.	The payment of said account receivable is not more than ninety (90) days past due the invoice date thereof;

e.	Said account receivable is free of concessions or understandings with the obligor thereon of any kind not disclosed to and approved by the Bank in writing;

f.	Said account receivable is, and at all times will be, free and clear of all liens except those in favor of the Bank;

g.	Said account receivable is not a receivable arising from intercompany indebtedness existing between or among any of the Borrower;

h.	Said account receivable is derived from sales made or services rendered to the obligor in the ordinary course of the business of the Borrower;

i.	The obligor on said account receivable (i) is located within the United States or the District of Columbia; (ii) is not the subject of any bankruptcy or insolvency proceeding, nor has a trustee or receiver been appointed for all or a substantial part of its property, nor has said obligor made an assignment for the benefit of creditors, admitted its inability to pay its debts as they mature or suspended its business, (iii) is not affiliated, directly or indirectly, with Borrower, as a subsidiary or affiliate, employee or otherwise; and (iv) is not a state or federal government department, commission, board, bureau, or agency;

j.	Said account receivable is not owed by a customer whose principal place of business is located in a foreign country; and

k.	Said account receivable did not arise from sales to an obligor as to whom fifteen percent (15%) or more of the total accounts receivable owing by such obligor to the Borrower are delinquent Accounts receivable (that is, an account that is more than ninety (90) days delinquent).

In addition to the criteria stated above for determining whether an account receivable is an “Eligible Account”, the Bank and the Borrower agree that no such account receivable shall constitute an Eligible Account if that Account arises from any single customer, other than Chesapeake Exploration Limited Partnership and its affiliates and subsidiaries (collectively, “Chesapeake”) or Devon Energy Group and its affiliates and subsidiaries (collectively, “Devon”), whose Accounts constitute more than twenty-five percent (25%) of Borrower’s total Accounts. The Bank agrees that an Account owed by Chesapeake to the Borrower (collectively, the “Chesapeake Accounts”) and, likewise, an Account owed by Devon to the Borrower (collectively, the “Devon Accounts”) may still qualify as an Eligible Account even if the either set of such Eligible Accounts constitutes more than twenty-five percent (25%) of Borrower’s total Accounts.

Based upon the terms of this Agreement, and the information provided and the representations made by the Borrower to the Bank, the Bank hereby redetermines the Borrowing Base, and establishes it in the amount of Twenty Million and No/100 Dollars ($20,000,000.00). Because the redetermined Borrowing Base is equivalent to the principal amount available under the Revolver Loan, the Bank will only be able to increase the Borrowing Base if the Borrower agrees to pledge additional Collateral, or other circumstances exist that would justify such an increase.

If the aggregate amounts outstanding under the Revolver Note exceed the Borrowing Base at any time, the Bank will provide written notice of that event to Borrower. On or before the tenth (10th) day following Borrower’s receipt of such notification, Borrower will either, at the direction of the Bank, acting in its sole and absolute discretion: (a) make a mandatory payment to the Bank of the principal of the Revolver Note in an amount at least equal to the amount necessary to cause the outstanding principal balance of the Revolver Note to be less than or equal to the Borrowing Base; or (b) create liens on other assets of Borrower, satisfactory in nature, quantity, and value to the Bank, acting in its sole discretion, said assets to have a fair market value sufficient to at least equal to the amount necessary to cause the outstanding principal balance of the Revolver Note to be less than or equal to the Borrowing Base.

Non-Recourse

Although the Borrower is responsible on a corporate basis for the full repayment of principal and interest due on the Obligations and for any other Event of Default for which the Borrower is responsible, the Bank specifically acknowledges and agrees that neither any of the directors, officers, or employees of the Borrower nor any of the Borrower’s shareholders shall have any personal liability whatsoever for the repayment of the Loans. The sole party responsible for repayment of the Loans shall be the Borrower, and the sole security for the Loans shall be the Collateral covered by the Security Instruments.

Cross-Collateralization

Notwithstanding any of the provisions contained herein or in any of the other Loan Documents to the contrary, all of the Collateral to be pledged pursuant to the terms of this Agreement will be deemed to cross-collateralize the performance of the Borrower under any and all loans now or hereafter advanced directly by the Bank to the Borrower.

Purpose

Funds from the Revolver Loan will be used to renew and extend indebtedness owed to the Bank by the Borrower and to provide additional funds for working capital. Funds from the First Term Loan and the Second Term Loan were used to purchase equipment. No proceeds from the Loans shall be used for the purpose of purchasing or carrying margin stock in violation of Regulations G, U, or X of the Board of Governors of the Federal Reserve System.

Maturity Dates

As stated, the maturity date of the Revolver Note is June 2, 2015, the maturity date of the First Term Note is June 30, 2014, and the maturity date of the Second Term Note is May 2, 2015.

Environmental Laws

The term “Environmental Laws” shall mean all applicable local, state, and federal laws, including common law, that relate to: (a) the prevention, abatement, or elimination of pollution, or the protection of the environment or natural resources; (b) the generation, handling, treatment, storage, disposal, release, or transportation of “Hazardous Materials” (as defined below), waste materials or hazardous or toxic substances; or (c) the regulation of, or exposure to, hazardous, toxic, or other substances alleged to be harmful, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U. S. C. § 9601, et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §6901, et seq.; the Federal Water Pollution Control Act (Clean Water Act), 33 U.S.C. § 1251, et seq.; the Clean Air Act, 42 U.S.C. § 7401, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. § 1501, et seq.; the Toxic Substances Control Act, 15 U.S.C. § 2601, et seq.; the Oil Pollution Act, 33 U.S.C. §

2701, et seq.; the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. §11001, et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f through 300j; the Endangered Species Act, 16 U.S.C. §1531, et seq.; and all similar laws of any Governmental Authority having jurisdiction over the property in question. This term expressly includes the regulations of the Texas Railroad Commission relating to plugging and abandonment, equipment purging and removal, and bonding requirements respecting inactive wells, 16. T.A.C. § 3.15, as well as regulations and interpretations of the U.S. Environmental Protection Agency and the Texas Commission on Environmental Quality relating to air emissions, pollution control, and permitting that have been, or may be, adopted.

Hazardous Materials

The term “Hazardous Materials” shall mean, without limitation, those substances or materials defined as “hazardous substances”, “hazardous waste”, “toxic substances”, or “pollutant or contaminant” in any of the Environmental Laws, as well as such other substances as are subsequently determined legislatively, judicially, or administratively, to be harmful or deleterious to the physical environment or the public health.

II.	REPRESENTATIONS AND WARRANTIES

A.	Good Standing and Identity. The Borrower is a corporation, duly organized under the State of Texas, and whose legal name is that reflected in the address of this Agreement. The Borrower has the power and authority to own its property and to carry on its business in each jurisdiction in which it operates.

B.	Authority and Compliance. The Borrower has full power and authority to enter into this Agreement, to borrow the funds evidenced by the Notes, to execute and deliver the Revolver Note, and to incur the obligations provided for herein. No consent or approval of any public authority is required as a condition to the validity of this Agreement, the Notes, and the Security Instruments, and Borrower is in compliance with all laws and regulatory requirements to which he is subject.

C.	Litigation. There are no proceedings pending or, to the knowledge of Borrower, threatened before any court or administrative agency that will or may have a material adverse effect on the financial condition or operations of Borrower, except as disclosed to the Bank in writing prior to the date of this Agreement.

D.	Ownership of Assets. As of the date of this Agreement, Borrower has good title to those interests covered by the Security Instruments and any other collateral pledged and the other collateral is owned free and clear of liens. Borrower will at all times maintain his tangible property, real and personal, in good order and repair, taking into consideration reasonable wear and tear.

E.	Taxes. Borrower has paid all income taxes and other taxes due and payable prior to them becoming delinquent.

F.	Financial Statements. The books and records of the Borrower properly reflect the financial condition of the Borrower in all material respects, and there has been no material change in Borrower’s financial condition as represented in his most recent financial statements.

G.	Hazardous Materials. To its best knowledge, the Borrower and the properties that it owns or intends to acquire comply in all respects with all Environmental Laws, and the Borrower is not aware of and has not received any notice of any violation of any Environmental Laws. To the best knowledge of the Borrower, no governmental or administrative agency or other third party has heretofore filed any complaint, or commenced any administrative procedure, against it, or any of its predecessors in title, alleging a violation of any Environmental Laws. Currently and from time to time, the Borrower, in the course of its regular business, may use or generate on a portion of its properties materials that may be classified as Hazardous Materials. The Borrower has and will make a good faith attempt to comply with all Environmental Laws. To the best of its knowledge, the Borrower has not otherwise installed, used, generated, stored or disposed of any Hazardous Materials on their properties. No underground storage tanks or facilities have been installed upon any property owned by the Borrower, and to the knowledge of the Borrower, none of such properties has ever been used for the treatment, storage, recycling, or disposal of any Hazardous Materials.

III.	CONDITIONS PRECEDENT

The provisions of this Agreement will serve as the terms of the relationship among the Borrower and the Bank. Prior to any funds being made available, Borrower will execute and deliver to the Bank, in form and substance satisfactory to the Bank, this Agreement, the Revolver Note, and the Security Instruments. In addition, the Borrower expressly authorizes the Bank to file the Financing Statement in order to perfect the security interests granted under the Security Agreement.

IV.	COVENANTS

Unless the Bank shall otherwise consent in writing, and so long as any debt remains outstanding or the commitment still available, the Borrower shall comply with the following:

A.	Affirmative Covenants.

1.

As soon as available, but in any event not later than ninety (90) days after the end of each fiscal year, with the next year to be measured ending as of September 30, 2013, Borrower will provide financial statements, in form and substance satisfactory to the Bank, reflecting Borrower’s financial performance as of the end of such year and the related statements of income and changes in cash flows for such year, such statements to be audited by an independent certified accountant and to be prepared according to generally accepted accounting principles, consistently applied (“GAAP”).

2.	Within ninety (90) days of the end of each fiscal quarter, with the next fiscal quarter to be measured ending as of June 30, 2013, the Borrower will submit to the Bank a financial statement reflecting Borrower’s financial performance during the previous fiscal quarter, with such statements to be company-prepared.

3.	Within thirty (30) days of the end of each calendar month, with the next month to be measured being the one ending on April 30, 2013, Borrower shall provide monthly Accounts aging reports.

4.	Within thirty (30) days of transmitting any tax return to any governmental authority, the Borrower will submit to the Bank a copy of that tax return.

5.	Within thirty (30) days following the end of each calendar month, with the next calendar month to be measured being the one ending on April 30, 2013, Borrower shall provide a monthly borrowing base report and compliance certificate in the form attached hereto as Exhibit “A” and Exhibit “B”, respectively.

6.	Borrower shall maintain an average “Debt Service Coverage Ratio” (as that term is defined below) of not less than 1.50 to 1.0, calculated quarterly, with the next quarter to be measured ending as of June 30, 2013, from the date of the Loans to maturity. For purposes of this Agreement, the term “Debt Service Coverage Ratio” means, with respect to any period of calculation thereof, the ratio of the sum of “Cash Flow”, as that term is defined below, to all currently due payments of principal and interest on any long-term “Debt”, as that term is defined below. “Cash Flow” is defined as the sum of: (a) the net income (or loss) from continuing operations of Borrower during such period calculated on an after-taxes basis; plus (b) interest, depreciation, depletion, and amortization expenses of Borrower during such period, less (c) gains from the sale of any assets; plus (d) losses from the sale of any assets; less (e) extraordinary adjustments to net income. “Debt” is defined as all scheduled capital lease obligations and all principal and interest payments due for the period subject to measurement, all determined in accordance with GAAP.

7.	For any quarter subject to measurement hereunder, Borrower will maintain a “Debt to Tangible Net Worth Ratio” of no greater than 1.50 to 1.00 to be measured quarterly, with the next measurement to occur as of the end of the quarter ending as of June 30, 2013. For purposes of this paragraph, “Debt” shall mean, all liabilities, obligations, and indebtedness of the Borrower, of any kind or nature, now or hereafter owing, arising, due or payable, howsoever evidenced, created, incurred, acquired or owing, whether primary, secondary, direct, contingent, fixed, or otherwise, and “Tangible Net Worth” means the excess, if any, of the total assets of Borrower over all items of indebtedness, obligations, or liability which would be classified as liabilities of Borrower, for the time period to be measured, each to be determined in accordance with GAAP; provided, however, that for the purposes of any such computation of Tangible Net Worth, “assets” will not include (a) goodwill (whether representing the excess of cost over book value of assets acquired or otherwise), and (b) patents, trademarks, trade names, copyrights, franchises, and deferred charges.

8.	Borrow shall maintain a “Current Ratio”, as defined below, of not less than 1.50 to 1.0, measured quarterly, with the next measurement to occur as of the quarter ending on June 30, 2013 from the date of the Loans to maturity. For purposes of this Agreement, “Current Ratio” means, with respect to any period of calculation thereof, the ratio of “Current Assets” to “Current Liabilities”, as those terms are defined below. “Current Assets” means the sum of: (a) current assets, as defined under GAAP, to include, specifically, a minimum of Three Million Five Hundred Thousand and No/100 Dollars ($3,500,000.00) in cash and readily marketable securities. “Current Liabilities” shall have the same meaning as the definition found for that term under GAAP. The requirement that Current Assets include cash and readily marketable securities of a value of Three Million Five Hundred Thousand and No/100 Dollars shall apply only if any Loan currently carries an outstanding principal balance.

9.	Within ten (10) days of their publication, Borrower shall provide Bank with copies of: (a) all financial statements, reports, notices, and proxy statements sent or made available generally by the Borrower to its shareholders; (b) all regular and periodic reports and all private placement memorandums; (c) all registration statements and prospectuses, if any, filed by the Borrower with any securities exchange or with the Security Exchange Commission; and (d) all press releases and other statements made available generally by the Borrower to the public concerning material changes in the business of the Borrower.

10.	Borrower shall maintain all primary operating accounts with the Bank.

11.	Borrower shall maintain its existence in good standing and comply with all laws, regulations and governmental requirements applicable to it or to any of its property, business operations and transactions.

12.	Borrower shall promptly pay any reasonable costs incurred by the Bank in connection with the preparation or enforcement of this Agreement, the Notes, the Security Instruments, and any other documentation executed concurrently herewith.

13.	Borrower shall remain in substantial compliance with all Environmental Laws and will not place or permit to be placed any Hazardous Materials on any of its properties in violation of any such Environmental Laws. In the event that the Borrower should discover any Hazardous Materials on any of its properties that could result in a breach of the foregoing covenant, the Borrower shall notify the Bank within three (3) days after such discovery. The Borrower shall dispose of all material amounts of Hazardous Materials that it generates only at facilities or with carriers that maintain valid governmental permits under the Resource Conservation and Recovery Act, 42 U.S.C. §6901. In the event of any notice or filing of any procedure against the Borrower alleging a violation of any Environmental Law, the Borrower shall give notice to the Bank within five (5) days after receiving notice of such notice or filing.

14.	The Borrower shall provide such other information as the Bank may reasonably request from time to time in its sole discretion.

B.	Negative Covenants.

1.	Borrower shall not make any change in its present accounting method or change his present fiscal year.

2.	Borrower shall not make any substantial change in the nature of its business as now conducted.

3.	Borrower shall not reorganize or merge with any other entity, without the prior written consent of the Bank.

4.	Borrower shall not sell, contract to sell, convey, assign, transfer, mortgage, pledge, hypothecate, encumber, or in any way alienate its interest in any of the collateral covered by the Security Instruments, without the consent of the Bank.

V.	EVENTS OF DEFAULT

The occurrence and continuing existence of any one of the following shall constitute an Event of Default under this Agreement and the Notes:

A.	Borrower fails to pay when due any principal, interest, or other amount payable under this Agreement, or any promissory notes executed or guaranteed by the Borrower in favor of the Bank;

B.	Any representation or warranty made by the Borrower hereunder or in any related collateral security or other documents entered into with the Bank proves to be at any time false or incorrect in any significant respect;

C.	The Borrower fails to observe or perform any covenant, obligation, agreement, or other provision contained herein or in any other contract or instrument executed in connection herewith;

D.	Any default or defined Event of Default shall occur under any security agreement, deed of trust, promissory note, loan agreement or other contract or instrument executed by the Borrower pursuant to, or as required by, this Agreement;

E.	Any court of competent jurisdiction enters or renders judgment or judgments against Borrower for the payment of money, which Borrower fails to satisfy, discharge, or stay no less than thirty (30) days prior to the date on which any of its assets could be lawfully sold to satisfy such judgment or judgments; or

F.	Borrower: (i) becomes insolvent, or suffers or consents to, or applies for the appointment of a receiver, trustee, custodian or liquidator for itself or any of its property, or generally fails to pay its debts as they become due, or makes a general assignment for the benefit of creditors; or (ii) files a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as recodified from time to time (“Bankruptcy Code”), or as now or hereafter in effect, or any involuntary petition or proceeding pursuant to said Bankruptcy Code or any other applicable state or federal law relating to bankruptcy or reorganization or other relief for debtors is filed or commenced against Borrower; or (iii) files any answer admitting the jurisdiction of the court and the material allegations of any such involuntary petition; or (iv) is adjudicated as bankrupt, under said Bankruptcy Code or any other state or federal law relating to bankruptcy, reorganization, or other relief for debtors.

VI.	REMEDIES

If any Event of Default shall occur, any term hereof or of the Notes to the contrary notwithstanding, the entire outstanding principal balance then due under the Notes, shall at the Bank’s option become immediately due and payable. In addition, the obligation, if any, of the Bank to permit further borrowings hereunder shall immediately cease and terminate and the Bank shall have all rights, powers, and remedies available under this Agreement, the Notes, or other contracts or instruments executed in connection herewith, or accorded by law, including without limitation the right to resort to any or all of the collateral and to exercise any or all of its rights, powers, or remedies at any time and from time to time after the occurrence of an Event of Default.

ONCE AN EVENT OF DEFAULT HAS OCCURRED, WESTERN MAY PURSUE THE REMEDIES PROVIDED FOR IN THIS AGREEMENT, THE NOTES, AND THE SECURITY INSTRUMENTS WITHOUT PRESENTMENT, DEMAND, PROTEST, NOTICE OF ACCELERATION, NOTICE OF INTENT TO ACCELERATE, NOTICE OF PROTEST OR NOTICE OF DISHONOR, OR ANY OTHER NOTICE OF ANY KIND, ALL OF WHICH ARE EXPRESSLY WAIVED BY BORROWER.

All rights, powers, and remedies of the Bank in connection with this Agreement, the Notes or any other contract or instrument on which the Borrower may at any time be obligated to the Bank (or any holder thereof) are cumulative and not exclusive and will be in addition to any other rights, powers, or remedies provided by law or equity, including without limitation the right to set off any liability owing by the Bank to the Borrower (including sums deposited in any deposit account of Borrower with the Bank, excluding those deposit accounts held by Borrower as agent for any third party) against any liability of the Borrower to the Bank.

VII.	WAIVER

No delay, failure, or discontinuation by the Bank, or any holder of the Notes, in exercising any right, power, or remedy under this Agreement, the Notes, or any other contract or instrument on which the Borrower may at any time be obligated to the Bank (or any holder thereof) shall affect or operate as waiver of such right, power or remedy. Any waiver, permit, consent, or approval of any kind by the Bank (or any holder of the Notes), or of any provisions or conditions of, or any breach or default under this Agreement, the Note, or any other contract or instrument on which the Borrower may at any time be obligated, must be in writing and shall be effective only to the extent set forth in such writing.

VIII.	NOTICES

All notices, requests, and demands given to or made upon the respective parties must be in writing and shall be deemed to have been given or made: (1) at the time of personal delivery thereof, (2) or two days after any of the same are deposited in the U.S. Mail, first class and postage prepaid, addressed as follows:

Borrower:	Dawson Geophysical Company

508 West Wall Street, Suite 800

Midland, Texas 79701

Western:	Western National Bank

Attention: Mr. James R. Kreuz

508 West Wall Street, Suite 1100

Midland, Texas 79701

Any party to this Agreement may change its address by providing written notice to the other parties. Such a change of address shall be effective as of the date that each party receives it.

IX.	SUCCESSORS AND ASSIGNS

This Agreement shall be binding on and inure to the benefit of the heirs, executors, administrators, legal representatives, successors, and assigns of the parties; provided, however, that this Agreement may not be assigned by the Borrower without the prior written consent of the Bank. The Bank reserves the right to sell, assign, transfer, negotiate, or grant participation in all or any part of, or any interest in, the Bank’s rights and benefits under this Agreement, the Note or any contracts or instruments relating thereto. In connection therewith, the Bank may disclose all documents and information which the Bank now has or may hereafter acquire relating to the loan or the promissory notes, the Borrower, his business, or any collateral required hereunder.

X.	SEVERABILITY OF PROVISIONS

If any of the provisions of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

XI.	VENUE AND JURISDICTION

Any suit, action or proceeding against the Borrower arising out of or relating to this Agreement or any judgment entered by any court in respect thereof, must be brought or enforced in the courts of the State of Texas, County of Midland, or in the United States District Court for the Western District of Texas, as Western in its sole discretion may elect, and Borrower hereby submit to the exclusive jurisdiction of such courts for the purpose of any such suit, action or proceeding. The Borrower hereby irrevocably consent to service of process in any suit, action or proceeding in any of said courts by the mailing thereof by the Bank by registered or certified mail, postage prepaid, to the Borrower, at the addresses set forth herein.

THE BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTIONS THAT THEY MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY SUIT, ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT BROUGHT IN ANY OF SAID COURTS AND HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH SUIT, ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

FURTHER, THE BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT GRANTED BY STATUTE, RULE OR COURT OR OTHERWISE TO HAVE SUCH SUIT, ACTION, PROCEEDING, OR ISSUE TRIED BY A JURY. THE BORROWER HAS WAIVED THE RIGHT TO TRIAL BY JURY

KNOWINGLY AND VOLUNTARILY, AND SUCH WAIVER SHALL BE INTERPRETED TO ENCOMPASS INDIVIDUALLY AND COLLECTIVELY EACH INSTANCE AND EACH INSTANCE AS TO WHICH THE RIGHT TO TRIAL BY JURY MIGHT OTHERWISE ACCRUE. THE BORROWER HEREBY AGREES THAT THE BANK MAY INCLUDE A COPY OF THIS PARAGRAPH IN ANY PLEADING OR OTHER DOCUMENTATION IN ORDER TO EVIDENCE THE WAIVER PROVIDED HEREUNDER.

XII.	MISCELLANEOUS

A.	Texas Law Applicable. This Agreement, the Notes, the Security Instruments, and any contracts or instruments relating thereto, shall be governed by and construed in accordance with the laws of the State of Texas, except to the extent that the Bank has greater rights or remedies under federal law or the law of any jurisdiction in which the collateral properties are located, in which case such choice of Texas law shall not be deemed to deprive the Bank of such rights and remedies under federal law or the law of any jurisdiction in which the collateral properties are located, in which case such choice of Texas law shall not be deemed to deprive the Bank of such rights and remedies as may be available under such law.

B.	Discretionary Reviews. Western National Bank reserves the right to periodically conduct a review of the Borrower’s ability to perform under the terms of the Notes and to limit or restrict future advances under the Notes.

C.	Federal Small Business Certification. Borrower represents, warrants and certifies, that none of the principals of Borrower or Borrower’s affiliates have been convicted of, or pleaded nolo contender to, any offense covered by 42 U.S.C. §16911(7). For purposes of this subsection, the term principal means: (a) with respect to a sole proprietorship, the proprietor; (b) with respect to a partnership, each managing partner and each partner who is a natural Person, as defined below, and holds a twenty percent (20.00%) or more ownership interest in the partnership; and (c) with respect to a corporation, limited liability company, association or development company, each director, each of the five most highly compensated executives or officers of the entity, and each natural Person, as defined below, who is a direct or indirect holder of twenty percent (20.00%) or more of the ownership stock or stock equivalent of the entity. For purposes of this Agreement, “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, governmental authority or other entity of whatever nature.

D.

Notice of Final Agreement. THIS AGREEMENT, THE NOTES, AND ANY CONTRACTS OR INSTRUMENTS RELATING THERETO, REPRESENT THE ENTIRE AGREEMENT BETWEEN THE PARTIES, AND IT IS EXPRESSLY UNDERSTOOD THAT ALL PRIOR CONVERSATIONS OR

MEMORANDA BETWEEN THE PARTIES REGARDING THE TERMS OF THIS AGREEMENT SHALL BE SUPERSEDED BY THIS AGREEMENT. ANY AMENDMENT, APPROVAL, OR WAIVER BY WESTERN OF THE TERMS OF THIS AGREEMENT, THE NOTES AND ANY CONTRACTS OR INSTRUMENTS RELATING THERETO, MUST BE IN WRITING OR CONFIRMED WRITING, AND SHALL BE EFFECTIVE ONLY TO THE EXTENT SPECIFICALLY SET FORTH IN SUCH WRITING. THIS AGREEMENT, IN CONJUNCTION WITH THE NOTES AND ANY CONTRACTS OR INSTRUMENTS RELATING THERETO, SHALL SERVE TO EVIDENCE THE TERMS OF THE ENTIRE AGREEMENT BETWEEN THE PARTIES.

{The remainder of this page is intentionally left blank. Signature page follows.}

Please acknowledge your acceptance of and agreement to the terms of this Agreement by dating and executing where indicated.

Very truly yours,

WESTERN NATIONAL BANK

By:	/s/ James R. Kreuz
James R. Kreuz
President

AGREED TO AND ACCEPTED AS OF THE

2nd DAY OF JUNE 2013, BUT EFFECTIVE

AS OF JUNE 1, 2013.

BORROWER:

DAWSON GEOPHYSICAL COMPANY

By:	/s/ Stephen C. Jumper
Stephen C. Jumper
President

By:	/s/ Christina W. Hagan
Christina W. Hagan
Secretary

EXHIBIT “A”

Form of Borrowing Base Certificate

DAWSON GEOPHYSICAL COMPANY

BORROWING BASE REPORT

ACCOUNTS RECEIVABLES:

Eligible Accounts Receivables as of	$

Multiplier	x 75%

Receivables Portion of Borrowing Base	$

TOTAL BORROWING BASE $

Submitted By: Dawson Geophysical Company

Date

EXHIBIT “B”

COMPLIANCE CERTIFICATE

Reference is made to that certain Loan Agreement dated as of June 2, 2013, but effective as of June 1, 2013, by and between DAWSON GEOPHYSICAL COMPANY (“Borrower”); and WESTERN NATIONAL BANK (“Bank”) (the “Loan Agreement”).

1. Pursuant to the provisions of the Loan Agreement, the undersigned hereby certifies, represents and warrants to Bank that, to the best of their knowledge, except as set forth below, (i) during the period covered by this certificate, no Event of Default has occurred; (ii) there exists no condition or event that, with the giving of notice or lapse of time or both, would constitute an Event of Default; and (iii) during the period covered by this certificate, Borrower has observed, performed and complied in all material respects with all covenants, agreements, duties and obligations contained in the Loan Documents.

Exceptions to the above certification: [State “none” or specify the nature and period of existence thereof and the action that Borrower is taking or proposed to take with respect thereto.]

2. Borrower’s Cash Flow Coverage Ratio is              to 1.0.

3. Borrower’s Current Ratio is              to 1.0.

4. Borrower’s Debt to Tangible Net Worth Ratio is              to 1.0.

5. To the best knowledge of the undersigned, the attached financial statements are true and correct and correctly set forth the financial position and results of operations at the date(s) and for the period(s) stated. The attached financial statements include all contingent liabilities and cash flow information of Borrower.

6. Period covered: [Year or Month] ended             , 20    .

7. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Loan Agreement.

Dated:             , 20    .

DAWSON GEOPHYSICAL COMPANY

By:

By: